AMENDMENT NO. 1
                    TO THE BOOKKEEPING AND PRICING AGREEMENT



                  Amendment dated as of January 15, 2003 (the "Amendment") to the Bookkeeping and Pricing Agreement dated November 1, 2000 (the "Agreement") between Westcore Trust (the "Trust") and ALPS Mutual Funds Services, Inc. ("ALPS"), successor in interest to ALPS Distributors, Inc. (formerly known as ALPS Mutual Funds Services, Inc.).


                                   BACKGROUND

                  1. Section 302 of the Sarbanes-Oxley Act of 2002 ("Sarbox") requires the Securities and Exchange Commission (the "SEC") to issue regulations requiring that each company filing periodic reports under section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), include in such filings certain certifications by the principal executive and principal financial officers (or persons performing similar functions) of such company. The SEC has issued and proposed various rule and form amendments to implement
Section 302 of Sarbox as it relates to registered management investment companies such as the Trust, including amendments to Form N-SAR and proposed Form N-CSR. In addition, Section 906 of Sarbox requires that each periodic report containing financial statements filed by an issuer with the SEC pursuant to section 13(a) or 15(d) of the 1934 Act be accompanied by a written statement by the chief executive officer and chief financial officer (or the equivalent thereof) of the issuer certifying that the periodic report containing the financial statements fully complies with the requirements of section 13(a) or 15(d) of the 1934 Act and that information contained in the periodic report fairly presents, in all material respects, the financial condition and results of operations of the issuer.

                  2. In accordance with its duties under the Agreement (including, without limitation, Section 3(f) of the Agreement, which requires that ALPS provide the Trust and its investment adviser(s) with information necessary to print the semi-annual and annual financial statements to be furnished to shareholders of each portfolio of the Trust and with all raw financial data necessary for the timely preparation of Form N-SAR), ALPS may from time to time provide certain information that is necessary to complete a report or other filing that is required to be certified by certain of the Trust's officers (the "Certifying Officers") pursuant to Sarbox and/or SEC regulations issued and in effect from time to time under Sarbox (each such report or other filing, a "Certified Report").

                  3. Accordingly, the Trust desires that ALPS agree that any information that it provides that is necessary to complete a Certified Report will be true and complete when given and that any subcertifications it provides to the Trust and/or the Certifying Officers in connection with the information that ALPS provides for each Certified Report will be true and complete when given, and ALPS agrees to such obligation and representation.
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                                    AGREEMENT

                  NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, the parties hereto, intending to be legally bound, hereby amend the Agreement, pursuant to the terms thereof, as follows:

                  1. Obligation/Representations/Subcertifications. ALPS agrees that any information that it provides that is necessary to complete a Certified Report will be true and complete when given. ALPS further agrees that any written representation or certification it provides to the Trust and/or the officers of the Trust in support of a certification by them to the SEC pursuant to Sarbox and/or any rules or regulations issued from time to time thereunder will be true and complete when given. This covenant shall survive the termination of the Agreement.

                  2. Continuing Validity. The provisions of the Agreement shall remain in full force and effect as modified hereby.

                  3. Massachusetts Business Trust Legend. The Names "Westcore Trust" and "Trustees of Westcore Trust" refer respectively to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under an Amended and Restated Declaration of Trust dated November 19, 1987 which is hereby referred to and a copy of which is on file at the office of State Secretary of the Commonwealth of Massachusetts and the principal office of the Company. The obligations of "Westcore Trust" entered into in the name or on behalf thereof by any of the Trustees, shareholders, or representatives of the Trust are not made personally, but in such capacities, and bind only Westcore Trust's property, and all persons dealing with any class of shares of Westcore Trust must look solely to the property of Westcore Trust belonging to such class for the enforcement of any claims against Westcore Trust.


                  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the day and year first above written.


                                 WESTCORE TRUST

                                 By:      ____________________________
                                          Name:
                                          Title:


                                 ALPS MUTUAL FUNDS SERVICES, INC.

                                 By:      _____________________________
                                          Name:
                                          Title: